Exhibit 99
For Release:	Dec. 7, 2007
Contact:
Investor	Tim Thorp
Contact:	218-723-3953
tthorp@allete.com

ALLETE provides 2008 earnings outlook and reiterates 2007 guidance

DULUTH, Minn.—ALLETE, Inc. (NYSE:ALE) today announced it expects 2008 earnings to be within a range of $2.70 to $2.90 per share. The company’s expectation for 2007 remains unchanged at $3.00 to $3.05 per share.

“Our outlook for 2008 assumes electric rate case filings, rate base asset growth from a significant capital expenditure program, and continuation of the very difficult Florida real estate market,” said Don Shippar, ALLETE Chairman, President and CEO.

Several factors affect the 2008 outlook for ALLETE’s Energy business, including:

▪	Minnesota Power’s expected filing of a wholesale rate case with the Federal Energy Regulatory Commission in late December, 2007, with interim electric rates in effect in 2008.

▪	Minnesota Power’s intention to file a retail rate case with the Minnesota Public Utilities Commission in mid-2008, with interim rates in effect 60 days later.

▪	ALLETE’s expectation that electricity sales to Minnesota Power’s industrial customers will continue at the current high levels.

▪	Increased revenue from current cost recovery riders related to the company’s investments in environmental and renewable energy initiatives.

▪	Increases in operation and maintenance expenses, including labor and benefit costs.

▪	Increased financing costs associated with the 2008 capital expenditure program.

▪	Anticipation of approximately $275 million in capital expenditures in 2008, about half of which will be invested in environmental and renewable energy initiatives.

▪	The expectation of ALLETE investing an additional $5 to $7 million in the American Transmission Company.

Regarding the 2008 outlook for ALLETE’s Real Estate business, Shippar said the company sees no sign of improvement in the Florida real estate market. “We expect earnings from this business will be less in 2008 than the $16 to $18 million we foresee in 2007,” he said. Lower real estate income is the primary reason for the anticipated change in total company earnings in 2008 compared to 2007, Shippar noted.

Shippar emphasized that the long-term outlook for ALLETE’s core businesses remains sound. He said Minnesota Power intends to maintain a low-cost position as rate-base assets more than double by 2011. Several potential new industrial energy customers are in various stages of planning and permitting and new final electric rates are expected to be in place in 2009.

ALLETE Properties will continue to be an important contributor to the company’s earnings stream. This business has about 10 years worth of already entitled, mixed-use land inventory in a region of Florida where demographic growth indicators remain strong. ALLETE’s Florida land inventory has a very low book basis and ALLETE Properties has very little debt, Shippar said.

“ALLETE’s long-term earnings growth potential is solid. Our goal is to earn a financial return that will allow us to provide dividend increases while funding our capital expenditure program,” said Shippar.

ALLETE’s corporate headquarters are located in Duluth, Minnesota. ALLETE provides energy services in the upper Midwest and has significant real estate holdings in Florida. More information about the company is available on ALLETE’s Web site at www.allete.com.

The statements contained in this release and statements that ALLETE may make orally in connection with this release that are not historical facts, are forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties and investors are directed to the risks discussed in documents filed by ALLETE with the Securities and Exchange Commission.